Exhibit 99.1

SeaSpine Reports Second Quarter 2021 Financial Results
Announces Record Quarterly Revenue
Updates 2021 Financial Outlook; Raises Bottom End of Guidance Range

CARLSBAD, CA (August 2, 2021) - SeaSpine Holdings Corporation (NASDAQ: SPNE), a global medical technology company focused on surgical solutions for the treatment of spinal disorders, today announced financial results for the three-months ended June 30, 2021.

Summary of Second Quarter 2021 Financial Results and Recent Accomplishments
•Total revenue of $47.5 million, reflecting a 66% increase compared to 2020 and a 21% increase compared to the second quarter of 2019
•U.S. revenue of $42.6 million, reflecting a 64% increase compared to 2020 and a 21% increase compared to the second quarter of 2019
◦U.S. spinal implants and enabling technologies revenue of $21.4 million, a 62% increase compared to 2020 and a 26% increase compared to the second quarter of 2019
◦U.S. orthobiologics revenue of $21.2 million, a 67% increase compared to 2020 and a 17% increase compared to the second quarter of 2019
•Closed the 7D Surgical acquisition, which contributed $0.6 million of enabling technologies capital sales revenue
•Initiated limited commercial launches of the WaveForm Lateral and WaveForm Anterior 3D-Printed Interbody Implant Systems
•Received FDA 510(k) clearance for the 7D Surgical Percutaneous Spine Module for minimally invasive surgery
•Raised $94.5 million of net proceeds in April from an underwritten public offering of 5.2 million shares of common stock

“We are taking market share and accelerating our revenue growth because of recently launched products, so we are investing with confidence in the deployment of more of our high-demand spinal implant sets,” said Keith Valentine, President and Chief Executive Officer. “With an even stronger balance sheet after the April equity financing, we are exceptionally well positioned to further expand our presence across the U.S. in both the hospital and ambulatory surgery center settings based on the anticipated contributions of our upcoming product launches and the expected clinical and safety benefits of the 7D Surgical technology platform.”

Second Quarter 2021 Financial Results
Revenue for the second quarter of 2021 totaled $47.5 million, a 66% increase compared to the second quarter of 2020. U.S. revenue, which totaled $42.6 million and included $0.6 million of 7D Surgical capital sales revenue, increased 64% compared to the second quarter of 2020. The increase in U.S. revenue was driven by both the spinal implants and orthobiologics portfolios. Sales of new and recently launched products increased to 74% and 41% of U.S. spinal implants and U.S. orthobiologics revenue, respectively. International revenue was $4.9 million, an 81% increase compared to the second quarter of 2020.

Gross margin for the second quarter of 2021 was 63.2%, compared to 59.2% for the second quarter of 2020. The increase in gross margin was primarily due to idle plant costs recorded in the second quarter of 2020 associated with the nearly two-month shutdown of orthobiologics manufacturing operations at the Company’s Irvine facility. The gross margin benefit from increased sales in the U.S. of the Company’s higher gross margin spinal implant products compared to the second quarter of 2020 was mostly offset by higher kitting and logistics costs incurred in preparation for the full commercial launches of a number of spinal implant systems expected in the second half of 2021 and from $0.3 million of technology-related intangible asset amortization associated with the acquisition of 7D Surgical. Adjusted gross margin for the second quarter of 2021 was 64.5%, compared to 63.5% for the second quarter of 2020.

Operating expenses for the second quarter of 2021 totaled $41.1 million, a $10.5 million increase compared to $30.6 million for the second quarter of 2020, and included $1.6 million of 7D Surgical operating expenses. The increase in operating expenses was driven primarily by $8.4 million in higher selling and marketing expenses, the majority of which relates to selling commissions, $1.1 million in higher general and administrative expenses, which included $0.5 million legal and other professional fees incurred in connection with the 7D Surgical acquisition and integration, and $0.9 million in higher research and development expenses.

The Company recorded a $6.2 million non-operating gain in Other Income, net, in the second quarter of 2021 in connection with the forgiveness of the total outstanding amount of its Paycheck Protection Program loan.

Net loss for the second quarter of 2021 was $5.2 million, compared to a net loss of $13.7 million for the second quarter of 2020.

Adjusted EBITDA loss (as described below) for the second quarter of 2021 was a loss of $3.5 million, compared to a loss of $7.8 million for the second quarter of 2020.

Cash and cash equivalents at June 30, 2021 totaled $120.7 million, and the Company had no amounts outstanding under its credit facility. The Company received $94.5 million of net proceeds in April 2021 from an underwritten public offering of 5.2 million shares of its common stock. The Company paid $28.3 million in cash consideration in May 2021 in connection with the acquisition of 7D Surgical and in April 2021 repaid the entire $20 million of borrowings outstanding under its credit facility.

2021 Financial Outlook
SeaSpine expects full-year 2021 total revenue to be in the range of $201 million to $205 million, reflecting growth of 30% to 33% over full-year 2020 revenue and 26% to 29% over full-year 2019 revenue. This compares to previous revenue guidance of $200 million to $205 million.

Reconciliation of GAAP to Non-GAAP Information
The Company presents various non-GAAP financial measures, including adjusted gross margin and adjusted EBITDA loss. Adjusted gross margin represents GAAP gross margin excluding technology-related intangible asset amortization and idle manufacturing plant costs. Adjusted EBITDA loss represents earnings (loss) before interest, taxes, depreciation and amortization and excludes the impact of stock-based compensation, intangible asset impairment charges, spinal set instrument replacement and impairment expenses, other income / expense, and acquisition and integration-related charges. A reconciliation of GAAP net loss to adjusted EBITDA loss and of GAAP gross margin to adjusted gross margin for all periods presented appears in the financial tables in this release.

The Company believes that the presentation of Adjusted EBITDA loss and adjusted gross margin provides important supplemental information to management and investors regarding financial and business trends relating to the Company's results of operations. For further information regarding why SeaSpine believes that these non-GAAP financial measures provide useful information to investors, the specific manner in which management uses these measures, and some of the limitations associated with the use of these measures, please refer to the Company's Current Report on Form 8-K regarding this earnings press release filed today with the Securities and Exchange Commission available on the SEC's website at www.sec.gov and on Investors section of the Company’s website at www.seaspine.com.

Webcast and Conference Call Information
SeaSpine’s management team will host a conference call today at 2:00 p.m. Pacific time / 5:00 p.m. Eastern time to discuss the financial results announced today. Individuals interested in listening to the conference call may do so by dialing (877) 418-4766 for callers in the U.S. or (614) 385-1253 for callers outside the U.S., using Conference ID: 1257053. To listen to the webcast and view the accompanying slides, please visit the Investors section of the SeaSpine website at: www.seaspine.com.

About SeaSpine
SeaSpine (www.seaspine.com) is a global medical technology company focused on the design, development and commercialization of surgical solutions for the treatment of patients suffering from spinal disorders. SeaSpine has a comprehensive portfolio of orthobiologics and spinal implants solutions, as well as a market leading surgical navigation system, to meet the varying combinations of products and enabling technologies that neurosurgeons and orthopedic spine surgeons need to perform fusion procedures on the lumbar, thoracic and cervical spine. SeaSpine’s orthobiologics products consist of a broad range of advanced and traditional bone graft substitutes that are designed to improve bone fusion rates following a wide range of orthopedic surgeries, including spine, hip, and extremities procedures. SeaSpine’s spinal implants portfolio consists of an extensive line of products to facilitate spinal fusion in degenerative, minimally invasive surgery (MIS), and complex spinal deformity procedures. Expertise in orthobiologic sciences, as well as spinal implants and software product development, allows SeaSpine to offer its surgeon customers a differentiated portfolio and a complete solution to meet their fusion requirements. SeaSpine currently markets its products in the United States and in approximately 30 countries worldwide through a committed network of increasingly exclusive distribution partners.

Forward-Looking Statements
SeaSpine cautions you that statements in this news release that are not a description of historical facts are forward-looking statements that are based on the Company's current expectations and assumptions. Such forward-looking statements include, but are not limited to: the Company’s expectation regarding a more predictable and sustained increase in spine surgery volumes going forward; the Company’s expectations regarding the clinical and safety benefits of the 7D Surgical technology platform; the Company’s belief regarding its positioning to expand its presence across the U.S. in both the hospital and ambulatory surgery center settings; and the Company’s expectations regarding full-year 2021 total revenue. Among the factors that could cause or contribute to material differences between the Company’s actual results and the expectations indicated by the forward-looking statements are risks and uncertainties that include, but are not limited to: the extent of the impact of the COVID-19 pandemic on the Company's business and the economy, whether as a result of the delta or other variants, including a resurgence in the deferral of spine surgeries, whether as a result of patient or surgeon safety concerns, government-imposed restrictions, or otherwise; surgeons’ willingness to continue to use the Company’s existing products and to adopt its newly launched products; the Company’s ability to attract new, high-quality distributors, whether as a result of perceived deficiencies in the Company’s existing product portfolio, inability to reach agreement on financial or other contractual terms, or otherwise, as well as disruption associated with restrictive covenants to which distributors are subject and potential litigation and expense associated therewith; continued pricing pressure, whether as a result of consolidation in hospital systems, competitors or others, as well as exclusion from major healthcare systems; the risk of supply shortages and the associated, potentially long-term disruption to product sales, including as a result of the Company’s dependence on PcoMed to supply products incorporating NanoMetalene technology and a limited number of third-party suppliers for other components and raw materials, or otherwise; general economic and business conditions in the markets in which the Company does business, both in the U.S. and abroad; and other risks and uncertainties more fully described in the Company’s news releases and periodic filings with the Securities and Exchange Commission. The Company’s public filings with the Securities and Exchange Commission are available at www.sec.gov.

You are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date when made. SeaSpine does not intend to revise or update any forward-looking statement set forth in this news release to reflect events or circumstances arising after the date hereof, except as may be required by law.

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Investor Relations Contact
Leigh Salvo
(415) 937-5402
ir@seaspine.com

SEASPINE HOLDINGS CORPORATION
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Total revenue, net	$47,463	$28,589	$89,417	$64,700
Cost of goods sold	17,482	11,659	32,848	25,471
Gross profit	29,981	16,930	56,569	39,229
Operating expenses:
Selling and marketing	25,436	17,013	48,835	37,489
General and administrative	9,986	8,845	20,413	17,399
Research and development	4,850	3,974	9,356	7,869
Intangible amortization	843	792	1,635	1,584
Impairment of intangible assets	—	—	—	1,325
Total operating expenses	41,115	30,624	80,239	65,666
Operating loss	(11,134)	(13,694)	(23,670)	(26,437)
Other income, net	6,079	14	5,920	241
Loss before income taxes	(5,055)	(13,680)	(17,750)	(26,196)
Provision for income taxes	158	33	183	68
Net loss	$(5,213)	$(13,713)	$(17,933)	$(26,264)
Net loss per share, basic and diluted	$(0.16)	$(0.50)	$(0.58)	$(0.98)
Weighted average shares used to compute basic and diluted net loss per share	33,489	27,279	30,716	26,852

SEASPINE HOLDINGS CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEET DATA
(In thousands)

	June 30, 2021 (unaudited)	December 31, 2020

Cash and cash equivalents	$120,697	$76,813
Trade accounts receivable, net	29,677	26,154
Inventories	65,515	54,041
Total current liabilities	43,577	30,727
Long-term debt	—	5,059
Total stockholders' equity	338,161	171,718

SEASPINE HOLDINGS CORPORATION
RECONCILIATION OF NON-GAAP INFORMATION - GAAP NET LOSS TO ADJUSTED EBITDA LOSS
(UNAUDITED)
(In thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
GAAP net loss	$(5,213)	$(13,713)	$(17,933)	$(26,264)
Non-GAAP adjustments:
Depreciation and intangible asset amortization expense	3,133	2,608	5,880	5,216
Other income	(6,079)	(14)	(5,920)	(241)
Provision for income taxes	158	33	183	68
Spinal set instrument replacement expense	915	551	1,645	930
Spinal set instrument impairment expense	—	(24)	—	210
Stock-based compensation	3,096	2,769	5,642	4,752
Impairment of intangible assets	—	—	—	1,325
Acquisition and integration-related charges (7D Surgical)	519	—	1,795	—
Total Non-GAAP adjustments	1,742	5,923	9,225	12,260
Adjusted EBITDA Loss	$(3,471)	$(7,790)	$(8,708)	$(14,004)

SEASPINE HOLDINGS CORPORATION
RECONCILIATION OF NON-GAAP INFORMATION - GAAP GROSS MARGIN TO ADJUSTED GROSS MARGIN
(UNAUDITED)
(In thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Total revenue, net	$47,463	$28,589	$89,417	$64,700
Less: Cost of goods sold	17,482	11,659	32,848	25,471
Gross profit	29,981	16,930	56,569	39,229
Add back:
Technology-related intangible asset amortization	609	241	876	535
Idle manufacturing plant costs	—	974	—	974
Adjusted gross profit	$30,590	$18,145	$57,445	$40,738
Adjusted gross margin (Adjusted gross profit / Total revenue, net)	64.5%	63.5%	64.2%	63.0%